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EXHIBIT 23
                            KPMG Peat Marwick, LLP
                                  Suite 2000
                         1211 South West Fifth Avenue
                              Portland, OR  97204





                        Consent of Independent Auditors
                        _______________________________




The Board of Directors
Willamette Industries, Inc.:


We consent to incorporation by reference in the Registration Statement No. 33-59517 on Form S-8 of Willamette Industries, Inc. of our report dated April 14, 1995 relating to the statements of net assets available for benefits of Willamette Industries Stock Purchase Plan as of December 30, 1994 and 1993, and the related statements of changes in net assets available for benefits and supplemental schedules referred to in our report, which report appears in the December 30, 1994 annual report on Form 11-K of Willamette Industries Stock Purchase Plan.





                                       KPMG PEAT MARWICK LLP




June 5, 1995